                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 1)

                        Under the Securities Act of 1934


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   02476B 10 6
              -----------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








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CUSIP NO. 02476B 10 6                   13G/A                 Page 2 of 7
-----------------------                                    ---------------------

------------------------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          Harold Sussman

          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (entities only)
------------------------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      |_|
                                                                                                  (b)      |_|

------------------------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
------------------------------------------------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

       NUMBER OF           ---------------------------------------------------------------------------------------------------------
        SHARES               6     SHARED VOTING POWER
     BENEFICIALLY                  155,922
       OWNED BY
         EACH              ---------------------------------------------------------------------------------------------------------
       REPORTING             7     SOLE DISPOSITIVE POWER
        PERSON
          WITH             ---------------------------------------------------------------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   155,922
------------------------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 155,922
------------------------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                               |_|
------------------------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                    5.2%
------------------------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                                    IN
------------------------------------------------------------------------------------------------------------------------------------



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-----------------------                                    ---------------------
CUSIP NO. 02476B 10 6                   13G/A               Page 3 of 7
-----------------------                                    ---------------------

------------------------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          Ruth Sussman

          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (entities only)
------------------------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)      |_|
                                                                                                  (b)      |_|

------------------------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
------------------------------------------------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

       NUMBER OF           ---------------------------------------------------------------------------------------------------------
        SHARES               6     SHARED VOTING POWER
     BENEFICIALLY                  155,922
       OWNED BY
         EACH              ---------------------------------------------------------------------------------------------------------
       REPORTING             7     SOLE DISPOSITIVE POWER
        PERSON
          WITH             ---------------------------------------------------------------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   155,922
------------------------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 155,922
------------------------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                               |_|
------------------------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                    5.2%
------------------------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                                    IN
------------------------------------------------------------------------------------------------------------------------------------


-----------------------                                    ---------------------
CUSIP NO. 02476B 10 6                   13G/A               Page 4 of 7
-----------------------                                    ---------------------



Item 1(a)       Name of Issuer:
                --------------

                American Business Financial Services, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:
                -----------------------------------------------

                111 Presidential Boulevard
                Bala Cynwyd, PA  19004

Item 2(a)       Name of Persons Filing:
                ----------------------

                Harold Sussman and Ruth Sussman (the "Sussmans"), husband and wife.

Item 2(b)       Address of Principal Business Office:
                -------------------------------------

                111 Presidential Boulevard
                Bala Cynwyd, PA  19004

Item 2(c)       Citizenship:
                -----------

                United States of America

Item 2(d)       Title of Class of Securities:
                ----------------------------

                Common stock, par value $0.001 per share ("Common Stock").

Item 2(e)       CUSIP Number:  02476B 10 6
                ------------

Item 3 If this Statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether person filing is:
                ----------------------------------------------------------

                (a)  |_|  Broker or dealer registered under section 15
                          of the Act (15 U.S.C. 78o).
                (b)  |_|  Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).
                (c)  |_|  Insurance company as defined in section
                          3(a)(19) of the Act (15 U.S.C. 78c).
                (d)  |_|  Investment company registered under section 8
                          of the Investment Company Act of 1940 (15 U.S.C.
                          80a-8).
                (e)  |_|  An investment adviser in accordance with
                          ss. 240.13d-1(b)(1)(ii)(E).
                (f)  |_|  An employee benefit plan or endowment fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F).
                (g)  |_|  A parent holding company or control person in
                          accordance with ss.240.13d-1(b)(1)(ii)(G).
                (h)  |_|  A saving associations as defined in Section
                          3(b) of the Federal Deposit Insurance Act (12
                          U.S.C. 1813).
                (i)  |_|  A church plan that is excluded from the definition
                          of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                (j)  |_|  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

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CUSIP NO. 02476B 10 6                   13G/A               Page 5 of 7
-----------------------                                    ---------------------

Item 4         Ownership:
               ---------
               (a) Amount beneficially owned : 155,922 (96,785 shares of Common Stock held directly and options to purchase 59,137 shares of Common Stock, which are currently exercisable).
               (b) Percent of class: 5.2%
               (c)   (i)   sole power to vote or direct the vote: 0
                     (ii)  shared power to vote or direct the vote: 155,922
                     (iii) sole power to dispose or direct the disposition
                           of: 0
                     (iv)  shared power to dispose or direct the
                           disposition of: 155,922

Item 5         Ownership of Five Percent or Less of a Class:
               --------------------------------------------
               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6         Ownership of More Than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------
               The Reporting Persons do not know of any other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:
               --------------------------------------------------------------
                               N/A

Item 8         Identification and Classification of Members of the Group:
               ---------------------------------------------------------
                               N/A

Item 9         Notice of Dissolution of Group:
               ------------------------------
                               N/A

Item 10        Certification
               -------------
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.


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CUSIP NO. 02476B 10 6                   13G/A               Page 6 of 7
-----------------------                                    ---------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

         As required by Rule 13d-1(k) promulgated under the Securities and Exchange Act of 1934, each Reporting Person on whose behalf this statement is filed agrees that this Statement is filed on behalf of each of them. Each Reporting Person understands that they are responsible for the timely filing of this statement and any amendments thereto and for the completeness and accuracy of the information concerning such Reporting Person contained herein; each Reporting Person understands that they are not responsible for the completeness or accuracy of the information concerning the other persons making this filing, unless such Reporting Person knows or has reason to believe that such information is inaccurate. This Statement may be executed in more than one counterpart.


Date: February 14, 2003
                                          By: /s/ Harold Sussman
                                              ----------------------------------
                                              Harold Sussman


Date: February 14, 2003
                                          By: /s/ Ruth Sussman
                                              ----------------------------------
                                              Ruth Sussman

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CUSIP NO. 02476B 10 6                   13G/A               Page 7 of 7
-----------------------                                    ---------------------

                                     Exhibit

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is filed on behalf of each of them.

Date: February 14, 2003
                                          By: /s/ Harold Sussman
                                              ----------------------------------
                                              Harold Sussman


Date: February 14, 2003
                                          By: /s/ Ruth Sussman
                                              ----------------------------------
                                              Ruth Sussman